Filed Pursuant to Rule 424(b)(3)
                                           Registration No. 333-47135


          THIS DOCUMENT IS IMPORTANT AND REQUIRES YOUR IMMEDIATE ATTENTION.

          WHEN CONSIDERING WHAT ACTION YOU SHOULD TAKE, YOU ARE RECOMMENDED IMMEDIATELY TO SEEK YOUR OWN FINANCIAL ADVICE FROM YOUR STOCKBROKER, BANK MANAGER, SOLICITOR, ACCOUNTANT OR OTHER
          INDEPENDENT FINANCIAL ADVISOR AUTHORISED UNDER THE FINANCIAL SERVICES ACT 1986.

          IF YOU HAVE SOLD OR OTHERWISE TRANSFERRED ALL YOUR ENERGY GROUP SECURITIES, PLEASE SEND THIS DOCUMENT, TOGETHER WITH THE ACCOMPANYING DOCUMENTS (BUT NOT THE FORM OF ACCEPTANCE IF IT IS PERSONALISED), AS SOON AS POSSIBLE, TO THE PURCHASER OR
          TRANSFEREE, OR TO THE STOCKBROKER, BANK OR OTHER AGENT THROUGH WHOM THE SALE OR TRANSFER WAS EFFECTED FOR ONWARD TRANSMISSION TO THE PURCHASER OR TRANSFEREE. HOWEVER, SUCH DOCUMENTS SHOULD NOT BE FORWARDED OR TRANSMITTED IN OR INTO CANADA, AUSTRALIA OR JAPAN.

          THIS DOCUMENT SHOULD BE READ IN CONJUNCTION WITH THE OFFER DOCUMENT DATED 10 MARCH 1998. THE DEFINITIONS CONTAINED IN THE OFFER DOCUMENT ALSO APPLY IN THIS DOCUMENT SAVE WHERE THE CONTEXT OTHERWISE REQUIRES.



                                         LOGO



                            TEXAS UTILITIES' CASH OFFER IS
                                  20 PENCE PER SHARE
                                      MORE THAN
                                    PACIFICORP'S.

                             A LIMITED SHARE ALTERNATIVE
                                  IS ALSO AVAILABLE.



                         ACCEPT THE TEXAS UTILITIES OFFER NOW

                               TEXAS UTILITIES COMPANY
             ENERGY PLAZA . 1601 BRYAN STREET . DALLAS, TEXAS 75201-3411

                                                              27 March 1998

          To holders of Energy Group Securities and, for information only, to participants in the Energy Group Share Schemes

          Dear Sir/Madam,

                           CASH OFFER FOR THE ENERGY GROUP

          You should by now have received the offer documentation posted on 10 March relating to the Texas Utilities Offer.

          THE TEXAS UTILITIES OFFER OF 840 PENCE PER ENERGY GROUP SHARE REPRESENTS A PREMIUM OF 20 PENCE PER SHARE TO THE INCREASED PACIFICORP OFFER.

          Instead of receiving cash, certain holders of Energy Group Securities who validly accept the Texas Utilities Offer may elect to receive Loan Notes, as described in paragraph 5 of the letter from Lehman Brothers and Merrill Lynch in the offer document.

          In addition, a share alternative is being made available. Under the Share Alternative, holders of Energy Group Securities who validly accept the Texas Utilities Offer may elect to receive New Texas Utilities Shares with a value equal to 865 pence per Energy Group Share, determined as, and subject to the limitations, referred to in paragraph 4 of the letter from Lehman Brothers and Merrill Lynch.

          Given the bulky nature of the offer document, I thought it might be helpful to those of you who wish to accept the Texas Utilities Offer if I summarised the action you need to take to do so.

          TO ACCEPT THE TEXAS UTILITIES OFFER:

          1. Complete the Form of Acceptance or Letter of Transmittal (as appropriate) in accordance with paragraph 17 of the letter from Lehman Brothers and Merrill Lynch (see page 26 of the offer document).

          2. Return the completed Form of Acceptance or Letter of Transmittal (along with any appropriate documents of title) using the appropriate enclosed reply-paid envelope as soon as possible.

          If you have already accepted PacifiCorp's offer, you will need to withdraw your acceptance of that offer before you can accept the Texas Utilities Offer.

          TO WITHDRAW FROM PACIFICORP'S OFFER:

          1. Complete the (pink) notice of withdrawal in accordance with the instructions accompanying the notice.

          2. Return the completed notice of withdrawal in the appropriate enclosed reply-paid envelope provided as soon as possible.

          3. Once the appropriate documentation has been returned to you by PacifiCorp's UK receiving agent or US depositary, follow the instructions above to accept the Texas Utilities Offer.

          An additional copy of the Form of Acceptance or Letter of Transmittal and (pink) notice of withdrawal (along with reply-paid envelopes) are enclosed for your convenience.

          HELPLINES:

          If you have any questions on the Texas Utilities Offer or would like a copy of the offer document, please call the shareholder helplines on 0171-600 5005 (in the UK) or (800) 848-3416 (in the
          US).

          If you have any questions regarding the Acceptance Form, please call the UK Receiving Agent on 0117-937 0672 or the US Depositary on (888) 460-7637.

          Texas Utilities' cash offer represents a premium of 20 pence per Energy Group Share to the Increased PacifiCorp Offer. A limited share alternative is also available.

          Texas Utilities' shareholding in The Energy Group, through its wholly owned subsidiary TU Acquisitions, amounts to approximately
          21.96 per cent. of the issued share capital of The Energy Group.

          HOLDERS OF ENERGY GROUP SECURITIES ARE STRONGLY URGED TO ACCEPT THE TEXAS UTILITIES OFFER AS SOON AS POSSIBLE AND, IN ANY EVENT, BY NO LATER THAN 10.00 PM (LONDON TIME), 5.00 PM (NEW YORK CITY
          TIME) ON 7 APRIL 1998.

                                             Yours faithfully,

                                             /s/ ERLE NYE

                                             ERLE NYE
                                             Chairman and Chief Executive














          1. RESPONSIBILITY

          The Directors of TU Acquisitions accept responsibility for the information contained in this document, and, to the best of their knowledge and belief (having taken all reasonable care to ensure that such is the case), the information contained in this document is in accordance with the facts and does not omit anything likely to affect the import of such information.

          2. GENERAL

          (a) Save as disclosed herein and in the announcement by Texas Utilities dated 16 March 1998, as at 23 March 1998 (the latest practicable date prior to the publication of this document) there had been no material change to the information contained in the offer document.

          (b) Merrill Lynch, as broker to the Texas Utilities Offer, has advised that, based on market conditions on 23 March 1998 (the latest practicable date prior to publication of this document), in its opinion, if the Loan Notes had then been in issue, the value of each L1 nominal of Loan Notes would have been approximately 98 pence.

          (c) Lehman Brothers and Merrill Lynch have given and not withdrawn their respective written consents to the issue of this document with the references to their names, including, in the case of Merrill Lynch, the reference to its valuation of the Loan Notes, in the form and context in which they appear.

          (d) Shareholdings and dealings in relevant Texas Utilities securities

                As at the close of business on 20 March 1998 (the latest practicable date prior to publication of this document) Merrill Lynch and its affiliates held relevant Texas Utilities securities as follows:

                                                  NUMBER OF SHARES OF
                         NAME                TEXAS UTILITIES COMMON STOCK
                         ----                ----------------------------
                  Merrill Lynch Asset
                   Management L.P.                    5,079,568

          (e)   Shareholdings  and   dealings  in  relevant  Energy   Group
                securities

                (i) As at the close of business on 4 March 1998, Merrill Lynch and its affiliates held relevant Energy Group securities as follows:

                                                  NUMBER OF      NUMBER OF
                                                  ENERGY         ENERGY
                         NAME                     GROUP SHARES   GROUP ADSs
                         ----                     ------------   ----------
                         Merrill Lynch
                          International
                          Nominees. . . . . . .    5,709,774             0
                         Merrill Lynch Asset
                           Management L.P.. . .    1,905,038             0
                         Hotchkis & Wiley L.P..      929,397       427,286

                         As at the close of business on 20 March 1998 (the latest practicable date prior to publication of this document) Merrill Lynch and its affiliates held relevant Energy Group securities as follows:

                                                  NUMBER OF      NUMBER OF
                                                  ENERGY         ENERGY
                         NAME                     GROUP SHARES   GROUP ADSs
                         ----                     ------------   ----------
                         Merrill Lynch
                          International
                          Nominees. . . . . . .    5,906,676             0
                         Merrill Lynch Asset
                           Management L.P.. . .    2,053,665             0
                         Hotchkis & Wiley L.P..      929,397       425,386

                (ii) Dealings for value in relevant Energy Group securities by Merrill Lynch and its affiliates deemed to be acting in concert with Texas Utilities for the period from 5 March until and including 20 March 1998 were as follows:

                         Party: Hotchkis & Wiley L.P. (sold on behalf of funds managed)

                                                  NUMBER OF
                                                  ENERGY
                         DATE      TRANSACTION    GROUP ADSs     PRICE($)
                         ----      -----------    ----------     --------
                         11/03/98     Sale            375        $ 55.00
                         16/03/98     Sale            100        $ 55.875
                         17/03/98     Sale          1,400        $ 56.00

          (f) As at the close of business on 20 March 1998 (the latest practicable date prior to publication of this document) Lehman Brothers was interested in 492,420 Energy Group Securities. These Energy Group Securities are held as part of Lehman Brothers' normal trading activity to hedge various customer driven index related derivative contracts. No dealings for value are required to be disclosed by Lehman Brothers and its affiliates for the period from 5 March until and including 20 March 1998.

          (g) As at the close of business on 20 March 1998 (the latest practicable date prior to publication of this document) Lehman Brothers was interested in 136,812 shares of Texas Utilities Common Stock. These shares of Texas Utilities Common Stock are held as part of Lehman Brothers' normal trading activity to hedge various customer driven index related derivative contracts. No dealings for value are required to be disclosed by Lehman Brothers and its affiliates for the period from 5 March until and including 20 March 1998.

          (h) Lehman Brothers and Merrill Lynch, which are regulated in the United Kingdom by The Securities and Futures Authority Limited, are acting for Texas Utilities and TU Acquisitions and no one else in connection with the Texas Utilities Offer and will not be responsible to anyone other than Texas Utilities and TU Acquisitions for providing the protections afforded to their respective customers or for providing advice in relation to the Texas Utilities Offer or any other matter referred to herein.
                Lehman Brothers and Merrill Lynch are acting through Lehman Brothers Inc. and Merrill Lynch & Co., respectively, for the purposes of making the Texas Utilities Offer in the United States.

          (i) The Texas Utilities Offer is not being made directly or indirectly, in or into Canada, Australia or Japan and this document is not being mailed or otherwise distributed or sent in or into Canada, Australia or Japan.

          (j) The New Texas Utilities Shares to be issued pursuant to the Texas Utilities Offer have not been, and will not be, the subject of a prospectus under the securities laws of any province of Canada and will not be registered under any relevant securities laws of any country other than the federal securities laws of the United States. The New
                Texas Utilities Shares are not being offered, sold or delivered, directly or indirectly, in or into Canada, Australia or Japan.

          (k)   The  Loan  Notes  to  be   issued  pursuant  to  the  Texas
                Utilities Offer have not been, and will not be registered under the Securities Act or under any relevant securities laws of any state or district of the United States, will not be the subject of a prospectus under the securities laws of any province of Canada and will not be registered under any relevant securities laws of any other country. The Loan Notes are not being offered, sold or delivered, directly or indirectly, in or into the United States, Canada, Australia or Japan.